CONTACT:
                                   Marianne V. Pastor
                                   (703) 335-7800
                           FOR IMMEDIATE RELEASE

Williams Industries, Inc.
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Announces First Quarter Results;
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Banking Status Update
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     Manassas, VA. --- December 14, 2006 --- Williams Industries,
Inc. (NASDAQ - WMSI) today announced results for the first
quarter of Fiscal 2007, which ended October 31, 2006.   The
company reported a loss of $368,000 or $0.10 per share on revenues of $10,018,000. For the corresponding quarter in the prior year, the company reported a loss of $250,000 or $0.07 per share on revenues of $12,104,000.

     In its filing with the Securities and Exchange Commission
(SEC), the company reported that it paid United Bank $750,000, bringing the outstanding balance owed to United to approximately
$3,000,000.   The company also announced that United Bank has
agreed to extend the term of its Forbearance Agreement with the company through June 30, 2007. As a condition of the extension, the Company agreed to bring the balance in its interest escrow account to $200,000 at December 31, 2006.

     Full details of the company's financial condition as of October 31, 2006 are available from the SEC's EDGAR system at www.sec.gov. For additional information, call the company's investor relation's office at (703) 335-7800.

     Williams Industries' fiscal year goes from August 1 to July
31. The subsidiaries of Williams Industries, Inc. provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, heavy and specialized hauling and rigging.

     This release contains forward-looking statements, which are subject to risks and uncertainties, that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements. These forward-looking statements may include, among others, statements concerning the Company's revenue and cost trends, cost reduction strategies and anticipated outcomes, planned capital expenditures, financing needs and availability of such financing, and the outlook for future construction activity in the Company's market areas. Investors or other users of forward-looking statements are cautioned that such statements are not a guarantee of future performance by the Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.


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